EXHIBIT 7.(A)
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                   EMPLOYMENT AGREEMENT
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     THIS EMPLOYMENT AGREEMENT, made on the 1st day of
March, 1999, between:
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        ROANOKE TECHNOLOGY CORP. d/b/a Top-10 Promotions, Inc., a North Carolina Corporation, 1039 East Tenth Street, Roanoke Rapids, North Carolina 27870 ("CORPORATION");
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                           and
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        GLENN CANADY, an individual ("EMPLOYEE").
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                     R E C I T A L S:
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     FIRST, the CORPORATION desires to enter into an employment relationship with the EMPLOYEE upon the terms and conditions hereinafter set forth; and
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     SECOND, the EMPLOYEE desires to accept such employment;
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     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth by and between the parties, it is agreed as follows:
      1.0 Employment. The CORPORATION hereby employs the EMPLOYEE, and the EMPLOYEE accepts employment with the CORPORATION, in the capacity of Director of Operations for the CORPORATION's operations based in North Carolina ("BUSINESS") , or in such other position as the CORPORATION may direct or desire, on the terms and conditions hereinafter set forth.
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     2.0 Duties. The duties and hours of the EMPLOYEE shall be determined by the Board of Directors and Officers of the CORPORATION. The EMPLOYEE agrees to perform such duties and hold such offices as may be assigned to him from time to time and to devote to the CORPORATION his full time, attention and energy necessary for him to perform such duties.
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     3.0 Term. The term of employment shall begin on the date hereof and continue for a four (4) year period until terminated as herein provided. The term may be automatically renewed for additional one (1) year terms upon the mutual consent of EMPLOYEE and CORPORATION. During the initial term, this Agreement may be terminated immediately for Just Cause (hereinafter defined). Additionally, during the renewal term, this Agreement may be terminated at any time by CORPORATION upon thirty (30) days prior written notice or immediately for Just Cause.
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     4.0 Compensation. (a) As compensation for the services to be rendered by the EMPLOYEE to the CORPORATION pursuant to this Agreement, the EMPLOYEE shall be paid the sum of $60,000 per annum, less applicable withholding taxes. In addition, EMPLOYEE shall be entitled to the standard commissions and bonuses available to all salespeople of the
CORPORATION.    During the term hereof, the EMPLOYEE's
salary shall increase to $80,000.00 per annum starting June 4th once EMPLOYEE secures housing. In addition, during the term hereof, the EMPLOYEE's salary shall increase to $100,000.00 per annum if the CORPORATION's gross revenues exceeds $1,000,000 during any 12 month period and $120,000 once CORPORATION's gross revenues exceed $2,000,000 during any 12 month period. Upon the EMPLOYEE'S salary increasing to $80,000 or above, the EMPLOYEE shall no longer be entitled to commissions and bonuses as stated hereinabove.
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          ( b)    EMPLOYEE is hereby granted the right to
purchase the following stock options of the CORPORATION's common stock at an exercise price of $1.00 per share of common stock. Such shares of common stock shall be restricted for a two (2) year period from the date of issuance of the common shares:
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           .   The option to purchase 50,000 common shares
of RAKE for each 12 months of service for the next four
years.
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Notwithstanding the above, during the term of this Agreement, EMPLOYEE shall be entitled to a maximum of 200,000 common shares under the terms of this Agreement. After exercise of the options of such common shares by the EMPLOYEE, the CORPORATION shall loan EMPLOYEE the exercise price of such common shares during the two (2) year restriction period stated above.
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          (c) During the first year of EMPLOYEE's employment hereunder, EMPLOYEE shall receive fifty (50%) percent of the CORPORATION's gross revenues received for the servicing of clients of Globaltech 2000 (EMPLOYEE's previous employer).
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          (d) CORPORATION shall reimburse for moving
expenses not to exceed $4,500. EMPLOYEE shall be required to submit documentation of such expenses to CORPORATION. In addition, CORPORATION shall provide EMPLOYEE with housing during the initial ninety (90) days of this Agreement.
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     5.0 Health Insurance. The CORPORATION does not presently provide health insurance to employees. If the CORPORATION decides to provide insurance coverage to employees, such insurance coverage to be provided to EMPLOYEE shall be determined by the Board of Directors of the CORPORATION, in its sole and absolute discretion.
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     6.0 Vacations and Leave. The EMPLOYEE shall be entitled to standard vacation and sick time as described in the CORPORATION's employment manual. In addition, the EMPLOYEE shall receive, on a one time basis only, an additional week of vacation after completion of EMPLOYEE's first year of employment hereunder.
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     7.0     Noncompetition, Trade Secrets, etc.
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     7.1 During the term of this Agreement and for a period of three (3) year after the termination of his employment with the CORPORATION for any reason whatsoever, EMPLOYEE shall not directly or indirectly induce or attempt to influence any employee of CORPORATION to terminate his employment with CORPORATION and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant, or otherwise) or be financially interested in any business which is involved in business activities carried on by the CORPORATION or being definitely planned by the CORPORATION, at the time of the termination of EMPLOYEE's employment.
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          7.2 During the term of this Agreement and at all times thereafter, EMPLOYEE shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the CORPORATION, any material or information regarding the business methods, business policies, billing and collection policies and procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes under or developed by the CORPORATION or any names and addresses of customers, or any data on or relating to past, present, or prospective customers or any other confidential information relating to or dealing with the business activities of the CORPORATION, made known to EMPLOYEE or learned or acquired by EMPLOYEE while in the employ of the CORPORATION.
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          7.3      Any and all writings, inventions,
improvements, processes, procedures and/or techniques which EMPLOYEE may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and at the request or upon the suggestion of the CORPORATION which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the CORPORATION, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the CORPORATION. EMPLOYEE shall make full disclosure to the CORPORATION of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the CORPORATION. EMPLOYEE shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the CORPORATION so that the CORPORATION can prepare and present applications for copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the CORPORATION shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. EMPLOYEE shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.
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          7.4      EMPLOYEE acknowledges that the
restrictions contained in the foregoing subparagraphs, in view of the nature of the business in which the CORPORATION is engaged, are reasonable and necessary in order to protect the legitimate interests of the CORPORATION, and that any violation thereof would result in irreparable injuries to the CORPORATION. The EMPLOYEE therefore acknowledges that, in the event of his violation of any of these restrictions, the CORPORATION shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the CORPORATION may be entitled.
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          7.5      If the period of time or the area
specified above shall be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as if adjudged to be reasonable. If EMPLOYEE violates any of the restrictions contained in the foregoing subparagraph, the restrictive period shall not run in favor of EMPLOYEE from the time of the commencement of any such violation until such time as such violation shall be cured by EMPLOYEE to the satisfaction of the CORPORATION.
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     8.0 Termination. Notwithstanding Paragraph 3.0 of this Agreement, employment of the EMPLOYEE under this Agreement will immediately terminate upon the happening of the following events:
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     8.1     The mutual agreement of the EMPLOYEE and the
CORPORATION.
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     8.2     The death of the EMPLOYEE.
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     8.3     Violation of Paragraph 7.0 of this Agreement by
the EMPLOYEE.
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     8.4 Disability. If, as a result of the EMPLOYEE's incapacity due to physical or mental illness, the EMPLOYEE shall have been absent from his duties hereunder on a full-time basis for the entire period of one-hundred-eighty (180) consecutive days or for an aggregate period of two-hundred-ten (210) days during a consecutive period of two-hundred-seventy (270) days, CORPORATION may terminate the EMPLOYEE's employment hereunder.
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     8.5 By the dissolution and liquidation of the CORPORATION (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the CORPORATION whereby the business of the CORPORATION is continued).
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     8.6 By the CORPORATION for Just Cause. For purposes of this Agreement "Just Cause" shall mean only the following: (i) a final non-appealable conviction of or a plea of guilty or nolo contendere by the EMPLOYEE to a felony or misdemeanor involving fraud, embezzlement, theft, dishonesty or other criminal conduct against the CORPORATION; or (ii) habitual neglect of the EMPLOYEE's duties or failure by the EMPLOYEE to perform or observe any substantial lawful obligation of such employment that is not remedied within thirty (30) days written notice thereof from the CORPORATION or its Board of Directors; or (iii) any material breach by the EMPLOYEE of this Agreement. In the event of termination of this Agreement other than for death, the EMPLOYEE hereby agrees to resign from all positions held in the CORPORATION, including, without limitation, any positions as a director, officer, agent, trustee or consultant of the CORPORATION or any affiliate of the CORPORATION.
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          9.0     No Assignments.  This Agreement is
personal to each of the parties hereto, and neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.
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          10.0 Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, and approved by unanimous consent of the Shareholders of the CORPORATION, except as herein otherwise provided.
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         11.0 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
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          12.0 Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey.
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          13.0 Headings. The Paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
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          14.0 Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators and assigns.
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          15.0     Severability.  The invalidity or
unenforceability of any provision in this Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.
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          16.0 Notices. Any and all notices required hereunder shall be deemed delivered personally or if mailed by registered or certified mail to the CORPORATION at its principal place of business and to the EMPLOYEE at the address set forth herein, or at such other address or addresses as either party may hereinafter designate in writing to the other.
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          17.0     Entire Agreement.  This Agreement
contains the entire agreement and understanding between the parties with respect to the employment of the EMPLOYEE, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the EMPLOYEE by the CORPORATION not contained herein shall be of any force or effect.
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          18.0     Attorneys Fees.       CORPORATION shall
be entitled to attorneys fees from EMPLOYEE in the event of any legal fees incurred based on any breach of this Agreement by EMPLOYEE.
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     IN WITNESS WHEREOF, the CORPORATION and the EMPLOYEE have duly executed this Agreement as of the day and year first above written.
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ATTEST:     ROANOKE TECHNOLOGY CORP.
            D/B/A TOP-10 PROMOTIONS
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BY: /s/ David Smith
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        DAVID SMITH
        VICE PRESIDENT
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WITNESS:
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/s/ Glenn Canady
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    GLENN CANADY
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